Exhibit 4.4

ROFIN-SINAR TECHNOLOGIES INC.
2015 INCENTIVE STOCK PLAN

Section 1

BACKGROUND AND PURPOSE

The purpose of this Plan is to promote the interest of the Company by authorizing the Committee to grant Options and Stock Appreciation Rights and to make Stock Grants and Stock Unit Grants to Eligible Employees and Directors in order (1) to attract and retain Eligible Employees and Directors, (2) to provide an additional incentive to each Eligible Employee or Director to work to increase the value of Stock and (3) to provide each Eligible Employee or Director with a stake in the future of the Company which corresponds to the stake of each of the Company's shareholders.

Section 2

DEFINITIONS

2.1
Affiliate - means any organization (other than a Subsidiary) that would be treated as under common control with the Company under Section 414(c) of the Code if "50 percent" were substituted for "80 percent" in the income tax regulations under Section 414(c) of the Code.

2.2	Board - means the Board of Directors of the Company.

2.3
Cause - has the meaning ascribed to such term or words of similar import in the Eligible Employee's or Director's written employment or service contract with the Company and, in the absence of such agreement or definition, means either (a) an Eligible Employee is convicted of, pleads guilty to, or confesses or otherwise admits to any felony, (b) an Eligible Employee or Director engages in any act of fraud or embezzlement or (c) there is any act or omission by the Eligible Employee or Director involving malfeasance or gross negligence in the performance of such Eligible Employee's or Director's duties and responsibilities to the material detriment of the Company; provided, that in the event of a Change in Control, Cause as defined in subsection (c) shall be determined by the then Directors, if any, who were Directors prior to the Change in Control or, if none exist, then by the Committee as in existence prior to the Change in Control.

2.4
Change Effective Date - means either the date which includes the "closing" of the transaction which makes a Change in Control effective if the Change in Control is made effective through a transaction which has a "closing" or the date a Change in Control is reported in accordance with applicable law as effective to the Securities and Exchange Commission if the Change in Control is made effective other than through a transaction which has a "closing".

2.5
Change in Control - means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the 1934 Act as in effect at the time of such "change in control", provided that such a change in control shall be deemed to have occurred at such time as

(a)
any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly, of securities representing 40% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor to the Company (except pursuant to an offer for all outstanding shares of common stock of the Company at a price and upon such terms and conditions as a majority of the Continuing Directors (as defined below) determine to be in the best interests of the Company and its shareholders (excluding the person who is making the offer or on whose behalf the offer is being made);

(b)
during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period (each director in office at the beginning of the period and each director so approved a "Continuing Director");

(c)
the consummation of any reorganization, merger, consolidation or share exchange as a result of which the common stock of the Company shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of the Company) or any dissolution or liquidation of the Company or any sale or the disposition of all or substantially all of the assets or business or businesses of the Company; provided, however, that a Change in Control shall not be deemed to have occurred in the event of a sale or disposition in which the Company continues as a holding company of an entity or entities that conduct all or substantially all of the business or businesses formerly conducted by the Company; or

(d)
the consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of the Company immediately before the consummation of such transaction beneficially own more than 60% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in Section 2.4(d)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of the Company common stock immediately before the consummation of such transaction, provided (C) the percentage described in Section 2.4(d)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in Section 2.4 (d)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of the Company by the persons described in Section 2.4(d)(A) immediately before the consummation of such transaction.

2.6    Code - means the Internal Revenue Code of 1986, as amended.

2.7
Committee - means the compensation committee of the Board, any successor to the compensation committee of the Board, or any other committee appointed from time to time by the Board to administer the Plan, which shall have at least 2 members, each of whom shall be appointed by and shall serve at the pleasure of the Board and shall come within the definition of a "non-employee director" under Rule 16b-3 and an "outside director" under Section 162(m) of the Code.

2.8	Company - means Rofin-Sinar Technologies, Inc. and any successor to Rofin-Sinar Technologies, Inc.

2.9	Director - means any member of the Board who is not an employee of the Company or a Parent or Subsidiary or affiliate (as such term is defined in Rule 405 of the 1933 Act) of the Company.

2.10
Disability - means, with respect to any Eligible Employee or Director, that, as a result of incapacity due to physical or mental illness, such Eligible Employee or Director is, or is reasonably likely to become, unable to perform his or her duties for more than six (6) consecutive months or six (6) months in the aggregate during any twelve (12) month period.

2.11	Exercise Period - shall have the meaning given in Section 10.1.

2.12	Eligible Employee - means an employee of the Company or any Subsidiary or Parent or Affiliate to whom the Committee decides for reasons sufficient to the Committee to make a grant under this Plan.

2.13
Fair Market Value - means on any given date, the closing price of the shares of Stock, as reported on the Nasdaq National Market for such date or, if Stock was not traded on such date, on the next preceding day on which Stock was traded; provided that if the Stock is not then traded on the Nasdaq National Market, Fair Market Value means the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

2.14
Good Reason - has the meaning ascribed to such term or words of similar import in the Eligible Employee's or Director's written employment or service contract with the Company and, in the absence of such agreement or definition, means any of the following that occurs coincident with or following a Change in

Control, if not cured and corrected by the Company or its successor within 10 business days after written notice thereof by the holder to the Company or its successor: (i) material diminution in the holder's authority, duties, or responsibilities as compared to immediately prior to the occurrence of the Change in Control; (ii) material reduction in the Eligible Employee's annual base salary as in effect on the effective date of the Change in Control; or (iii) any requirement that the holder relocate, by more than 50 miles, the principal location from which the holder performs services for the Company as compared to such location immediately prior to the occurrence of the Change in Control; provided, however, that notwithstanding subsection (i) above, the Employee will not have "Good Reason" to terminate his employment merely because the Employee is no longer a senior executive of a public company and/or has a change in title, duties, authority, responsibilities or reporting structure as a result of the transaction (including having a reporting relationship within a larger company) provided that the Employee retains a substantially similar level of responsibilities over the other portions and areas of the business for which he exercised responsibility prior to the transaction.

2.15	Incentive Award - means an Option, a Stock Appreciation Right, a Stock Grant or a Stock Unit Grant.

2.16	ISO - means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of Section 422 of the Code.

2.17	1933 Act - means the Securities Act of 1933, as amended.

2.18	1934 Act - means the Securities Exchange Act of 1934, as amended.

2.19	Non-ISO - means an option granted under this Plan to purchase Stock if and to the extent such option is intended not to qualify or which does not qualify as an ISO.

2.20	Option - means an ISO or a Non-ISO which is granted under Section 7.

2.21	Option Certificate - means the certificate (whether in electronic or written form) which sets forth the terms and conditions of an Option granted under this Plan.

2.22	Option Price - means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

2.23	Parent - means any corporation which is a parent corporation (within the meaning of Section 424(e) of the Code) of the Company.

2.24	Plan - means this Rofin-Technologies, Inc. 2015 Incentive Stock Plan as effective on he date it is approved by the shareholders of the Company and as amended from time to time thereafter.

2.25
Retirement - means retirement from active employment with the Company and its Subsidiaries on or after the attainment of age 60, or such other retirement date as may be approved by the Committee for purposes of the Plan and specified in the related Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate.

2.26	Rule 16b-3 - means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.

2.27	SAR Value - means the value assigned by the Committee to a share of Stock in connection with the grant of a Stock Appreciation Right under Section 8.

2.28	Stock - means the common stock, par value $.01 per share, of the Company.

2.29	Stock Appreciation Right - means a right which is granted under Section 8 to receive the appreciation in a share of Stock.

2.30
Stock Appreciation Right Certificate - means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Stock Appreciation Right which is not granted as part of an Option.

2.31	Stock Grant - means a grant under Section 9 which is designed to result in the issuance of the number of shares of Stock described in such grant.

2.32	Stock Grant Certificate - means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Stock Grant or a Stock Unit Grant.

2.33
Stock Unit Grant - means a grant under Section 9 of a contractual right to receive at exercise either (a) a cash payment based on the Fair Market Value of the number of shares of Stock described in such grant or (b) shares of Stock based on the number of shares of Stock described in such grant.

2.34	Subsidiary - means a corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) of the Company.

2.35
Ten Percent Shareholder - means a person who owns (after taking into account the attribution rules of Section 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of either the Company, a Subsidiary or Parent.

Section 3

SHARES AND GRANT LIMITS

3.1	Shares Reserved. There shall (subject to Section 14) be reserved for issuance under this Plan 1,800,000 shares of Stock, which shall be available to be issued in connection with the exercise of ISOs.

3.2
Source of Shares. The shares of Stock described in Section 3.1 shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by the Company. All shares of Stock described in Section 3.1 shall remain available for issuance under this Plan until issued pursuant to the exercise of an Option or a Stock Appreciation Right or a Stock Unit Grant or issued pursuant to a Stock Grant, and any such shares of stock which are issued pursuant to an Incentive Award which are forfeited thereafter shall again become available for issuance under this Plan. Notwithstanding the foregoing, in no event shall any shares of Stock issued under this Plan which are used to pay in whole or in part of the Option Price under an Option (including but not limited to a net share settlement procedure) or tendered to the Company in satisfaction of any condition to a Stock Grant be available for issuance under this Plan. Further, the number of Shares covered by a Stock Appreciation Right, to the extent that it is exercised and settled in Shares, and whether or not all the Shares covered by the Incentive Award are actually issued to the Employee or Director upon exercise of the Stock Appreciation Right, shall be considered issued or transferred pursuant to the Plan.

3.3
Use of Proceeds. The proceeds which the Company receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of the Company.

3.4
Grant Limits. No Eligible Employee or Director in any calendar year shall be granted an Option to purchase (subject to Section 14) more than 200,000 shares of Stock or a Stock Appreciation Right based on the appreciation with respect to (subject to Section 14) more than 200,000 shares of Stock, and no Stock Grant or Stock Unit Grant shall be made to any Eligible Employee or Director in any calendar year where the Fair Market Value of the Stock subject to such grant on the date of the grant exceeds $2,000,000. No more than 600,000 non-forfeitable shares of Stock shall (subject to Section 14) be issued pursuant to Stock Grants or Stock Unit Grants under Section 9.

Section 4

EFFECTIVE DATE

The effective date of this Plan shall be the date the shareholders of the Company (acting at a duly called meeting of such shareholders) approve the adoption of this Plan.

Section 5

COMMITTEE

5.1
Power and Authority. This Plan shall be administered by the Committee. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and (subject to Section 15 and Section 16 and Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company, on each affected Eligible Employee or Director and on each other person directly or indirectly affected by such action. Furthermore, the Committee as a condition to making any grant under this Plan to any Eligible Employee or Director shall have the right to require him or her to execute an agreement which makes the Eligible Employee or Director subject to non-competition provisions and other restrictive covenants which run in favor of the Company.

The Committee may delegate any, some or all of its record keeping, calculation, payment and other ministerial or administrative authority and responsibility from time to time to and among one or more individuals, who are members of the Committee or Employees of the Company or its Subsidiaries or Affiliates, but all actions taken pursuant to delegated authority and responsibility shall be subject to such review, change and approval by the Committee as the Committee considers appropriate. Except as limited in the Plan, the Committee shall have all of the express and implied powers and duties set forth in the Bylaws of the Company and the Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations and do all things considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall prescribe, amend and rescind rules and regulations for the conduct of its business and shall define terms not otherwise defined herein, in each case as it considers advisable.

5.2
Grants or Awards to Eligible Employees or Directors. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards including, without limitation: (a) the persons who shall be selected as participants; (b) the nature and, subject to the limitations set forth in Sections 3.1 and 3.4 of the Plan, extent of the Incentive Awards to be made to each Eligible Employee or Director (including the number of shares of Stock to be subject to each Incentive Award, any exercise or purchase price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

5.3
Amendments or Modifications of Incentive Awards. Subject to Section 16, the Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect and provided that such actions do not cause an Incentive Award not otherwise subject to Section 409A of the Code to become subject to Section 409A of the Code. The Committee shall without limitation, have the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; provided that any increase in the number of shares of an Incentive Award other than pursuant to Section 14.1 will be considered to be a new grant with respect to such additional shares for purposes of Section 409A of the Code and such new grant shall be made at Fair Market Value on the date of the new grant; (b) extend the term of an Incentive Award to a date that is no later than the earlier of the latest date upon which the Incentive Award could have expired by its terms under any circumstances or the 10th anniversary of the date of grant (for purposes of clarity, as permitted under Section 409A of the Code, if the term of an Option is extended at a time when the Option exercise price equals or exceeds the Fair Market Value, it will not be an extension of the term of the Option, but instead will be treated as a modification of the Option and a new Option will be treated as having been granted); (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an

Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards (such grant of new Incentive Awards will be considered to be a new grant for purposes of Section 409A of the Code and such new grant shall be made at Fair Market Value on the date of the new grant), provided, that Incentive Awards issued under the Plan may not be repriced, replaced, regranted through cancelation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price or base price of such Incentive Award to the same Eligible Employee or Director.

5.4
Indemnification of Committee Members. No member or former member of the Committee, or any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or was a member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. This Section 5.4 shall not be construed as limiting the ability of the Company, a Subsidiary or Parent to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

Section 6

ELIGIBILITY

Only Eligible Employees who are employed by the Company or a Subsidiary or Parent shall be eligible for the grant of ISOs under this Plan. All Eligible Employees and all Directors shall be eligible for the grant of Non-ISOs and Stock Appreciation Rights and for Stock Grants and Stock Unit Grants under this Plan.

Section 7

OPTIONS

7.1
Committee Action. The Committee acting in its absolute discretion shall have the right to grant Options to Eligible Employees and to Directors under this Plan from time to time to purchase shares of Stock, but the Committee shall not (subject to Section 14) take any action, whether through amendment, cancellation, replacement grants, or any other means, to reduce the Option Price of any outstanding Options absent the approval of the Company's shareholders. Each grant of an Option to a Eligible Employee or Director shall be evidenced by an Option Certificate, and each Option Certificate shall set forth whether the Option is an ISO or a Non-ISO and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems consistent with the terms of this Plan; provided, however, if the Committee grants an ISO and a Non-ISO to a Eligible Employee on the same date, the right of the Eligible Employee to exercise the ISO shall not be conditioned on his or her failure to exercise the Non-ISO. An Option that is characterized as an ISO will be treated as a Non-ISO if and to the extent such Option does not qualify as an ISO.

7.2
$100,000 Limit. No Option shall be treated as an ISO to the extent that the aggregate Fair Market Value of the Stock subject to the Option which would first become exercisable in any calendar year exceeds $100,000. Any such excess shall instead automatically be treated as a Non-ISO. The Committee shall interpret and administer the ISO limitation set forth in this Section 7.2 in accordance with Section 422(d) of the Code, and the Committee shall treat this Section 7.2 as in effect only for those periods for which Section 422(d) of the Code is in effect.

7.3
Option Price. The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted; provided, however, if the Option is an ISO granted to an Eligible Employee who is a Ten Percent Shareholder, the Option Price for each share of

Stock subject to such ISO shall be no less than 110% of the Fair Market Value of a share of Stock on the date such ISO is granted.

7.4
Payment. The Option Price shall be payable in full upon the exercise of any Option and, at the discretion of the Committee, an Option Certificate can provide for the payment of the Option Price either in cash, by check or in Stock which has been held for at least 6 months and which is acceptable to the Committee, or through any cashless exercise procedure which is effected by an unrelated broker through a sale of Stock in the open market and which is acceptable to the Committee, or by net share settlement, or in any combination of such forms of payment.

7.5    Exercise.

(a)
Vesting. Unless the Committee determines that another vesting schedule better serves the Company's interest and provides for such other vesting schedule in the related Option Certificate, each Option shall vest and become exercisable with respect to twenty (20) percent of the Stock subject to such Option (rounded down to the next whole share of Stock) on each of the first four anniversaries of the date the Option is granted, and shall vest and become exercisable with respect to all remaining shares of Stock subject to such Option on the fifth anniversary of the date the Option is granted, provided that the Eligible Employee or Director to whom the Option is granted remains continuously employed by or provides continuous service as a Director to the Company, a Subsidiary, Parent or Affiliate through the applicable anniversary date. Nothwithstanding the foregoing, each Option grant shall provide for a minimum one-year vesting condition.

(b)
Exercise Period. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth above or in the related Option Certificate. No Option may be exercisable on or after the earlier of

(1)	the date which is the fifth anniversary of the date the Option is granted, if the Option is an ISO and the Eligible Employee is a Ten Percent Shareholder on the date the Option is granted, or

(2)
the date which is the tenth anniversary of the date the Option is granted, if the Option is (a) a Non-ISO or (b) an ISO which is granted to an Eligible Employee who is not a Ten Percent Shareholder on the date the Option is granted.

7.6
Other Restrictions. The Committee may impose other restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.

Section 8

STOCK APPRECIATION RIGHTS

8.1
Committee Action. The Committee acting in its absolute discretion shall have the right to grant Stock Appreciation Rights to Eligible Employees and to Directors under this Plan from time to time, and each Stock Appreciation Right grant shall be evidenced by a Stock Appreciation Right Certificate or, if such Stock Appreciation Right is granted as part of an Option, shall be evidenced by the Option Certificate for the related Option.

8.2    Terms and Conditions.

(a)
Stock Appreciation Right Certificate. If a Stock Appreciation Right is granted independent of an Option, such Stock Appreciation Right shall be evidenced by a Stock Appreciation Right Certificate, and such certificate shall set forth the number of shares of Stock on which the Eligible Employee's or Director's right to appreciation shall be based and the SAR Value of each share of Stock. Such

SAR Value shall be no less than the Fair Market Value of a share of Stock on the date that the Stock Appreciation Right is granted. The Stock Appreciation Right Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances, but no Stock Appreciation Right shall be exercisable on or after the date which is the tenth anniversary of the date such Stock Appreciation Right is granted.

(b)
Option Certificate. If a Stock Appreciation Right is granted together with an Option, such Stock Appreciation Right shall be evidenced by an Option Certificate, the number of shares of Stock on which the Eligible Employee's or Director's right to appreciation shall be based shall be the same as the number of shares of Stock subject to the related Option, and the SAR Value for each such share of Stock shall be no less than the Option Price under the related Option. Each such Option Certificate shall provide that the exercise of the Stock Appreciation Right with respect to any share of Stock shall cancel the Eligible Employee's or Director's right to exercise his or her Option with respect to such share and, conversely, that the exercise of the Option with respect to any share of Stock shall cancel the Eligible Employee's or Director's right to exercise his or her Stock Appreciation Right with respect to such share. A Stock Appreciation Right which is granted as part of an Option shall be exercisable only while the related Option is exercisable. The Option Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances.

(c)
Vesting. Unless the Committee determines that another vesting schedule better serves the Company's interest and provides for such other vesting schedule in the related Stock Appreciation Right Certificate, each Stock Appreciation Right shall vest and become exercisable with respect to twenty (20) percent of the Stock subject to such Stock Appreciation Right (rounded down to the next whole share of Stock) on each of the first four anniversaries of the date the Stock Appreciation Right is granted, and shall vest and become exercisable with respect to all remaining shares of Stock subject to such Stock Appreciation Right on the fifth anniversary of the date the Stock Appreciation Right is granted, provided that the Eligible Employee or Director to whom the Stock Appreciation Right is granted remains continuously employed by or provides continuous service as a Director to the Company, a Subsidiary, Parent or Affiliate through the applicable anniversary date. Nothwithstanding the foregoing, each Stock Appreciation Right grant shall provide for a minimum one-year vesting condition.

8.3
Exercise. A Stock Appreciation Right shall be exercisable only when the Fair Market Value of a share of Stock on which the right to appreciation is based exceeds the SAR Value for such share, and the payment due on exercise shall be based on such excess with respect to the number of shares of Stock to which the exercise relates. An Eligible Employee or Director upon the exercise of his or her Stock Appreciation Right shall receive a payment from the Company in cash or in Stock issued under this Plan, or in a combination of cash and Stock, and the number of shares of Stock issued shall be based on the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is exercised.

Section 9

STOCK GRANTS

9.1
Committee Action. The Committee acting in its absolute discretion shall have the right to make Stock Grants and Stock Unit Grants to Eligible Employees and to Directors. Each Stock Grant and each Stock Unit Grant shall be evidenced by a Stock Grant Certificate, and each Stock Grant Certificate shall set forth the conditions, if any, under which Stock will be issued under the Stock Grant or Stock Unit Grant or cash will be paid under the Stock Unit Grant and the conditions under which the Eligible Employee's or Director's interest in any Stock which has been issued will become non-forfeitable.

9.2    Conditions.

(a)
Conditions to Issuance of Stock. The Committee acting in its absolute discretion may make the issuance of Stock under a Stock Grant or Stock Unit Grant subject to the satisfaction of one, or more than one, condition which the Committee deems appropriate under the circumstances for Eligible Employees or Directors generally or for an Eligible Employee or a Director in particular, and the related Stock Grant Certificate shall set forth each such condition and the deadline for satisfying each such condition. Stock subject to a Stock Grant shall be issued in the name of the recipient at the time of the award, subject to the restrictions and conditions imposed by the award. The Company shall retain the stock certificates for restricted or unvested shares covered by a StocK Grant award pending the vesting of the award. A stock Unit Grant shall confer upon the recipient a conditional right to receive shares of Stock (or cash in lieu of the value of such shares) in the future. Shares covered by a Stock Unit Grant shall be issued in the name of an Eligible Employee or Director only after the applicable vesting conditions are satisfied.

(b)
Conditions on Forfeiture of Stock or Stock Unit Grants. The Committee acting in its absolute discretion shall prescribe such service and/or performance-based vesting conditions as it deems appropriate with respect to each Stock Grant and each Stock Unit Grant, which conditions may but need not be uniform on an aware-by-award basis, and the related Stock Grant Certificate shall set forth each such condition, and the deadline, if any, for satisfying each such condition. An Eligible Employee's or a Director's non-forfeitable interest in the shares of Stock underlying a Stock Grant or issuable pursuant to a Stock Unit Grant or the cash payable under a Stock Unit Grant shall depend on the extent to which he or she timely satisfies each such condition. An unvested share of Stock issued under a Stock Grant shall not be available for re-issuance under Section 3 until such time, if any, as such share of Stock thereafter is forfeited as a result of a failure to timely satisfy a forfeiture condition. The Company shall have the right to condition a Stock Grant award on the Eligible Employee or Director signing an irrevocable stock power in favor of the Company with respect to the forfeitable shares of Stock issued to such Eligible Employee or Director in order for the Company to effect any forfeiture called for under the related Stock Grant Certificate. Notwithstanding the preceding sentence, if shares covered by a Stock Grant are forfeited, the shares that are forfeited will automatically be canceled on the Company's books and records whether or not the recipient signed a blank stock power and without any consent or further action of the recipient.

(c)
Vesting. Unless the Committee determines that another vesting schedule (including immediate vesting) better serves the Company's interest and provides for such other vesting schedule in the related Stock Grant Certificate, each Stock Grant or Stock Unit Grant shall vest with respect to twenty (20) percent of the Stock subject to such Stock Grant or Stock Unit Grant (rounded down to the next whole share of Stock) on each of the first four anniversaries of the date the Stock Grant or Stock Unit Grant is granted, and shall vest with respect to all remaining shares of Stock subject to such Stock Grant or Stock Unit Grant on the fifth anniversary of the date the Stock Grant or Stock Unit Grant is granted, provided that the Eligible Employee or Director to whom the Stock Grant or Stock Unit Grant is granted remains continuously employed by or provides continuous service as a Director to the Company, a Subsidiary, Parent or Affiliate through the applicable anniversary date. Notwithstanding the foregoing, unless the Committee determines that another vesting schedule better serves the Company's interest and provides for such other vesting schedule in the related Stock Grant Certificate, the annual Stock Grant to Directors for their service as members of the Board will be fully vested upon grant.

(d)
Other Restrictions. The Committee may impose other restrictions on any shares of Stock acquired pursuant to a Stock Grant or Stock Unit Grant under the Plan as the Committee considers advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture or “claw-back” provisions, and restrictions under applicable federal or state securities laws.

9.3    Dividends, Voting Rights and Creditor Status.

(a)
Cash Dividends. Except as otherwise set forth in a Stock Grant Certificate, if a dividend is paid in cash on a share of Stock after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee's or a Director's interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, the Company shall pay such cash dividend directly to such Eligible Employee or Director.

(b)
Stock Dividends. If a dividend is paid on a share of Stock in Stock after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee's or a Director's interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, the Company shall hold such dividend Stock subject to the same conditions under Section 9.2(b) as the related Stock Grant or Stock Unit Grant.

(c)
Voting. Except as otherwise set forth in a Stock Grant Certificate, an Eligible Employee or a Director shall have the right to vote the Stock issued under his or her Stock Grant during the period which comes after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee's or Director's interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable.

(d)
General Creditor Status. Each Eligible Employee and each Director to whom a Stock Unit Grant is made shall be no more than a general and unsecured creditor of the Company with respect to any cash payable under and any Stock issuable pursuant to such Stock Unit Grant.

9.4
Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be subject to a Stock Grant or Stock Unit Grant at such time as an Eligible Employee's or a Director's interest in such Stock becomes non-forfeitable under this Plan, and the certificate or other evidence of ownership representing such share shall be transferred to the Eligible Employee or Director as soon as practicable thereafter. Unless the Committee permits a deferred delivery or payment in accordance with Section 409A of the Code, a Stock Unit grant will be settled (in shares and/or cash) as soon as practicable after the Stock Unit Grant becomes vested, but in no event later than march 15 of the year following the year in which such vesting occurs.

9.5    Income Tax Deduction.

(a)
General. The Committee may (where the Committee under the circumstances deems in the Company's best interest) make Stock Grants and Stock Unit Grants to Eligible Employees subject to at least one condition related to one, or more than one, performance goal based on the performance goals described in Section 9.5(b) which are intended to result in the Stock Grant or Stock Unit Grant qualifying as "performance-based compensation" under Section 162(m) of the Code. A performance goal may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes, and no change may be made to a performance goal after the goal has been set other than a change that would result in a lower payout or a change described in section 9.5(c) below.

(b)
Performance Goals. A performance goal is described in this Section 9.5(b) if such goal relates to (1) the Company's return over capital costs or increases in return over capital costs, (2) the Company's total earnings or the growth in such earnings, (3) the Company's consolidated earnings or the growth in such earnings, (4) the Company's earnings per share or the growth in such earnings, (5) the Company's net earnings or the growth in such earnings, (6) the Company's earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) the Company's earnings before interest and taxes or the growth in such earnings, (8) the Company's consolidated net income or the growth in such income, (9) the value of the Company's stock or the growth in such value, (10) the Company's stock price or the growth in such price, (11) the Company's return on assets or the growth on such return, (12) the Company's cash flow or the growth in such cash flow, (13) the Company's total shareholder return or the growth in such return, (14) the Company's expenses or the reduction of such expenses, (15) the Company's sales growth, (16) the Company's overhead ratios or changes in such ratios, (17) the Company's expense-to-sales ratios or the changes in such ratios, or (18) the Company's economic value added or changes in such value added.

(c)
Adjustments. When the Committee determines whether a performance goal has been satisfied for any period, the Committee where the Committee deems appropriate may make such determination using calculations which alternatively include and exclude one, or more than one, "extraordinary items" as determined under U.S. generally accepted accounting principles, and the Committee may determine whether a performance goal has been satisfied for any period taking into account the alternative which the Committee deems appropriate under the circumstances. The Committee also may take into account any other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, and the cumulative effects of accounting changes and, further, may take into account any unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles or such other factors as the Committee may determine reasonable and appropriate under the circumstances (including, without limitation, any factors that could result in the Company's paying non-deductible compensation to an Eligible Employee). No adjustment may be made under this subsection (or under a corresponding provision of a Certificate for an award) if such adjustment would cause the award or the Plan to cease to qualify as "performance-based compensation" that is exempt from the deduction limitations under Section 162(m) of the Code.

Section 10

TERMINATION OF EMPLOYMENT

10.1
Disability or Retirement. Except as may otherwise be provided by the Committee in its sole discretion in the related Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate, if an Eligible Employee's employment or a Director's service with the Company and each Subsidiary, Parent or Affiliate terminates by reason of Disability or Retirement, (i) any Option held by the Eligible Employee or Director may thereafter be exercised, to the extent it was exercisable on the date of termination, for a period (the "Exercise Period") of one year from the date of such Disability or Retirement or until the expiration of the stated term of the Option, whichever period is shorter, and to the extent not exercisable on the date of termination of employment or service as a Director, such Option shall be forfeited; provided, however, that if an Eligible Employee terminates employment by reason of Retirement and such Eligible Employee holds an ISO, the Exercise Period shall not exceed the shorter of three months from the date of Retirement and the remainder of the stated term of such ISO; provided further, however, that if the Eligible Employee or Director dies during the Exercise Period, any unexercised Option held by such Eligible Employee or Director may thereafter be exercised to the extent it was exercisable on the date of Disability or Retirement, by the legal representative of the estate or legatee of the Eligible Employee or Director under the will of the Eligible Employee or Director, for a period of one year from the date of such death or until the expiration of the stated term of such Option, whichever period is shorter (or, in the case of an ISO, for a period equal to the remainder of the Exercise Period), and (ii) if such termination is prior to the end of any applicable restriction period (with respect to a Stock Grant or Stock Unit Grant), the Stock Grant or Stock Unit Grant shall be forfeited with respect to such number of shares of Stock as have not been earned as of the date of Disability or Retirement. In determining whether to exercise its discretion under the first sentence of this Section 10.1 with respect to an ISO the Committee may consider the provisions of Section 422 of the Code.

10.2
Death. Except as may otherwise be provided by the Committee in its sole discretion in the related Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate, if an Eligible Employee's employment or Director's service as a Director with the Company and each Subsidiary, Parent or Affiliate terminates by reason of death, (i) any Option held by the Eligible Employee or Director may thereafter be exercised, to the extent it was exercisable on the date of death, by the legal representative of the estate or legatee of the Eligible Employee or Director under the will of the Eligible Employee or Director, for a period of one year from the date of the Eligible Employee's or Director's death or until the expiration of the stated term of such Option, whichever period is shorter, and to the extent not exercisable on the date of death, such Option shall be forfeited and (ii) if such termination is prior to the end of any applicable restriction period (with respect to a Stock Grant or Stock Unit Grant) the Stock Grant or Stock Unit Grant shall be forfeited with respect to such number of shares of Stock as have not been earned as of the date of death.

10.3    Other Terminations.

(a)
Except as may otherwise be provided by the Committee in its sole discretion in the related Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate, if an Eligible Employee's employment or Director's service as a Director with the Company and each Subsidiary, Parent or Affiliate terminates for any reason other than death, Disability, Retirement or for Cause, (i) any Option or Stock Appreciation Right held by the Eligible Employee or Director may thereafter be exercised, to the extent it was exercisable on the date of termination, for a period of sixty (60) days from the date of such termination of employment or service or until the expiration of the stated term of such Option or Stock Appreciation Right, whichever period is shorter, and to the extent not exercisable on the date of termination of employment, such Option or Stock Appreciation Right shall be forfeited, and (ii) if such termination is prior to the end of any applicable restriction period (with respect to a Stock Grant or Stock Unit Grant) the Stock Grant or Stock Unit Grant shall be forfeited with respect to such number of shares of Stock as have not been earned as of the date of death. In determining whether to exercise its discretion under the first sentence of this Section 10.3(a) with respect to an Incentive Stock Option, the Committee may consider the provisions of Section 422 of the Code.

(b)
If an Eligible Employee's employment or Director's service as a Director with the Company and each Subsidiary, Parent or Affiliate terminates for Cause, all Options and Stock Appreciation Rights held by the Eligible Employee or Director (whether or not vested0 shall expire and all Stock Grants and Stock Unit Grants as have not been earned as of the date of termination of Eligible Employee's employment or Director's service shall be forfeited as of the effective time of the Eligible Employee's or Director's termination for Cause.

10.4
Definition of Termination. Termination of employment shall be considered to occur on the date on which the Employee is no longer obligated to perform services for the Company or a Subsidiary or Parent, and the Employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the Employee continues to receive compensation from the Company, a Subsidiary or Parent after such date. The following shall not be considered such a termination: (i) a transfer of an employee among the Company and its Subsidiaries or Parent; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment with continued service as a Director or consultant.

Section 11

NON-TRANSFERABILITY

No Incentive Award shall (absent the Committee's consent) be transferable by an Eligible Employee or a Director other than by will or by the laws of descent and distribution, and any Option or Stock Appreciation Right shall (absent the Committee's consent) be exercisable during a Eligible Employee's or Director's lifetime only by the Eligible Employee or Director. The person or persons to whom an Incentive Award is transferred by will or by the laws of descent and distribution (or with the Committee's consent) thereafter shall be treated as the Eligible Employee or Director.

Section 12

SECURITIES REGISTRATION

As a condition to the receipt of shares of Stock under this Plan, the Eligible Employee or Director shall, if so requested by the Company, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Furthermore, if so requested by the Company, the Eligible Employee or Director shall make a written representation to the Company that he or she will not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to the Company an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required. Certificates or other evidence of ownership representing the Stock transferred upon the exercise of an Option or Stock Appreciation Right or upon the lapse of the forfeiture conditions, if any, on any Stock Grant or Stock Unit Grant may at the discretion of the Company bear a legend to the effect that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required.

Section 13

LIFE OF PLAN

Unless the Plan is sooner terminated, no Incentive Award shall be granted or made under this Plan on or after the earlier of:

(a)
the tenth anniversary of the effective date of this Plan (as determined under Section 4), in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options and Stock Appreciation Rights have been exercised in full or no longer are exercisable and all Stock issued under any Stock Grants or Stock Unit Grants under this Plan have been forfeited or have become non-forfeitable, or

(b)
the date on which all of the Stock reserved under Section 3 has (as a result of the exercise of Options or Stock Appreciation Rights granted under this Plan or the satisfaction of the forfeiture conditions, if any, on Stock Grants or other conditions on Stock Unit Grants) been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

Section 14

ADJUSTMENT

14.1
Capital Structure. The grant caps described in Section 3.4, the number, kind or class (or any combination thereof) of shares of Stock subject to outstanding Options and Stock Appreciation Rights granted under this Plan and the Option Price of such Options and the SAR Value of such Stock Appreciation Rights as well as the number, kind or class (or any combination thereof) of shares of Stock subject to outstanding Stock Grants and Stock Unit Grants made under this Plan shall be adjusted by the Committee in a reasonable and equitable manner to preserve immediately after

(a)
any equity restructuring or change in the capitalization of the Company, including, but not limited to, spin offs, stock dividends, large non-reoccurring dividends, rights offerings or stock splits, or

(b)	any other transaction described in Section 424(a) of the Code which does not constitute a Change in Control of the Company the aggregate intrinsic value of each such outstanding Incentive Award immediately before such restructuring or recapitalization or other transaction.

14.2
Available Shares. If any adjustment is made with respect to any outstanding Incentive Award under Section 14.1, then the Committee shall adjust the number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3.1 and the annual individual share limitation under section 3.4 in a reasonable and equitable manner so that there is a sufficient number, kind and class of shares of Stock available for issuance pursuant to each such Incentive Award as adjusted under Section 14.1 without seeking the approval of the Company's shareholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded.

14.3
Transactions Described in Section 424 of the Code. If there is a corporate transaction described in Section 424(a) of the Code which does not constitute a Change in Control of the Company, the Committee as part of any such transaction shall have right to make Incentive Awards (without regard to any limitations set forth under Section 3.4 of this Plan) to effect the assumption of, or the substitution for, outstanding stock grants, stock unit grants and option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such outstanding stock grants, stock unit grants and stock option and stock appreciation right grants. Furthermore, if the Committee makes any such grants as part of any such transaction, the Committee shall have the right to increase the number of shares of Stock available for issuance under Section 3.1 by the number of shares of Stock subject to such grants without seeking the approval of the Company's shareholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded.

14.4
Fractional Shares. If any adjustment under this Section 14 would create a fractional share of Stock or a right to acquire a fractional share of Stock under any Incentive Award, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Incentive Awards shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this Section 14 by the Committee shall be conclusive and binding on all affected persons.

Section 15

CHANGE IN CONTROL

If a Change in Control occurs, the parties may agree that outstanding Incentive Awards shall be assumed by, or converted into a substitute award for or with respect to shares of common stock of, the successor or acquiring company (or a parent company thereof) on an economically equivalent basis. The vesting and other terms of any such assumed or substitute award shall be substantially the same as the vesting and other terms and conditions of the original Incentive Award, provided that (a) if the assumed or substituted award is an Option or SAR, the number of shares and Exercise Price shall be adjusted in accordance with the principles set forth in Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the Treasury regulations, and (b) if the assumed or substituted Incentive Award is not an Option or SAR, the number of shares covered by the assumed or substitute Award will be based upon the Change in Control transaction value of the Company’s outstanding Shares. If the original Incentive Award is subject to the satisfaction of any performance conditions, then, unless the Committee determines otherwise, such performance conditions shall be deemed to have been satisfied at the target performance level for purposes of determining the extent to which the Incentive Award is earned. If, within one year following a Change in Control, a participant’s employment or other service terminates due to the death or Disability or is terminated by the Company or a successor or acquiring company (or any of its or their affiliates) without Cause or by the recipient for Good Reason, then any outstanding assumed or substitute awards held by such terminated Participant shall immediately be fully vested, and any outstanding assumed or substitute Options and SARs will remain outstanding for at least 180 days after such termination of employment (or, if earlier, until the expiration of their original stated terms).
Unless the Committee, acting in its discretion, prescribes an economically equivalent alternative approach, if a Change in Control occurs and if the parties do not agree that an outstanding Incentive Award shall be assumed or substituted by the successor or acquiring company (or a parent company thereof) pursuant to this Section, then such Incentive Award will be deemed fully vested and any performance conditions applicable to such Incentive Award will be deemed satisfied at the target performance level for purposes of determining the extent to which the Incentive Award is earned. Each such Incentive Award shall be cancelled immediately prior to the effective time of the Change in Control in exchange for an amount equal to the per Share consideration received by the holders of outstanding Shares in the Change in Control transaction, reduced in the case of an Option or SAR by the Exercise Price for such Shares. No consideration will be payable in respect of the cancellation of an Option or SAR with an exercise or base price per share that is equal to or greater than the value of the Change in Control transaction consideration per Share. The amount payable with respect to the cancellation of an outstanding Award pursuant to this section will be paid in cash, unless the parties to the Change in Control agree that some or all of such amount will be payable in the form of freely tradable shares of common stock of the successor or acquiring company (or a parent company thereof).

Section 16

AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, (a) no amendment shall be made absent the approval of the shareholders of the Company to the extent such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are listed and (b) no amendment shall be made to Section 15 on or after the date of any Change in Control which might adversely affect any rights which otherwise would vest on the related Change Effective Date. The Board also may suspend the grant of Incentive Awards under this Plan at any time and may terminate this Plan at any time; provided, however, the Board shall not have the right in connection with any such suspension or termination to unilaterally to modify, amend or cancel any Incentive Award unless (1) the Eligible Employee or Director consents in writing to such modification, amendment or cancellation or (2) there is a dissolution or liquidation of the Company or a transaction described in Section 15.

Section 17

MISCELLANEOUS

17.1
Shareholder Rights. No Eligible Employee or Director shall have any rights as a shareholder of the Company as a result of the grant of an Incentive Award pending the actual delivery of the Stock subject to such Incentive Award to such Eligible Employee or Director. An Eligible Employee's or a Director's rights as a shareholder in the shares of Stock which remain subject to forfeiture under Section 9.2(b) shall be set forth in the related Stock Grant Certificate.

17.2
No Contract of Employment. The grant of an Incentive Award to an Eligible Employee or Director under this Plan shall not constitute a contract of employment or a right to continue to serve on the Board and shall not confer on an Eligible Employee or Director any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in this Plan or the related Option Certificate, Stock Appreciation Right Certificate, or Stock Grant Certificate.

17.3
Withholding. Each Incentive Award shall be made subject to the condition that the Eligible Employee or Director consents to whatever action the Committee directs to satisfy the minimum statutory federal and state tax withholding requirements, if any, which the Company determines are applicable to the exercise of such Option or Stock Appreciation Right or to the satisfaction of any forfeiture conditions with respect to Stock subject to a Stock Grant or Stock Unit Grant issued in the name of the Eligible Employee or Director. The Company may require that withholding obligations be satisfied in cash. the Committee, in its sole discretion, may permit a participant to satisfy withholding obligations by election to have shares withheld from the settlement of the award or by any other method permitted for the payment of the Option Price under Section 7.4. No withholding shall be effected under this Plan which exceeds the minimum statutory federal and state withholding requirements.

17.4
Construction. All references to sections (section symbol) are to sections (section symbol) of this Plan unless otherwise indicated. This Plan shall be construed under the laws of the State of Delaware. Each term set forth in Section 2 shall, unless otherwise stated, have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular. Finally, if there is any conflict between the terms of this Plan and the terms of any Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate, the terms of this Plan shall control.

17.5
Other Conditions. Each Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate may require that an Eligible Employee or a Director (as a condition to the exercise of an Option or a Stock Appreciation Right or the issuance of Stock subject to a Stock Grant or pursuant to a Stock Unit Grant) enter into any agreement or make such representations prepared by the Company, including (without limitation) any agreement which restricts the transfer of Stock acquired pursuant to the exercise of an Option or a Stock Appreciation Right or a Stock Grant or a Stock Unit Grant or provides for the repurchase of such Stock by the Company.

17.6
Rule 16b-3. The Committee shall have the right to amend any Incentive Award to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to an Eligible Employee or Director as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the 1934 Act might be applicable to such grant or transfer.

17.7
Coordination with Employment Agreements and Other Agreements. If the Company enters into an employment agreement or other agreement with an Eligible Employee or Director which expressly provides for the acceleration in vesting of an outstanding Incentive Award or for the extension of the deadline to exercise any rights under an outstanding Incentive Award, any such acceleration or extension shall be deemed effected pursuant to, and in accordance with, the terms of such Incentive Award and this Plan even if such employment agreement or other agreement is first effective after the date the outstanding Option or Stock Appreciation Right was granted or the Stock Grant or Stock Unit Grant was made.

17.8
409A. The terms and conditions of all grants under the Plan shall be designed to comply with the applicable requirements, if any, of Section 409A of the Code. To the extent that any amount or benefit that constitutes "deferred compensation" to an Eligible Employee or Director under Code Section 409A is otherwise payable or distributable to an Eligible Employee or Director under the Plan or any award agreement solely by reason of the occurrence of a change in control of the Company or due to the participant's disability or "separation from service" (as such term is defined in Treas. Reg. 1.409A-1(h)), such amount or benefit will not be payable or distributable to the participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such change in control, disability or separation from service meet the definition of a change in ownership or effective control, disability or separation from service, as the case may be, in Code Section 409A(a)(2)(A) and applicable regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a participant who is a specified employee (as hereinafter defined and as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the specified employee's separation from service (or, if earlier, upon the specified employee's death) unless the payment or distribution is exempt from the application of Code Section 409A by reason of the short-term deferral exemption or otherwise. A "specified employee" means a specified employee as defined in Code Section 409A(a)(2)(B) or applicable regulations under Code Section 409A, determined in accordance with procedures established by the Committee and applied uniformly with respect to all plans maintained by the Company that are subject to Code Section 409A.

17.9
Claw Back Conditions. Notwithstanding anything to the contrary contained herein or in an Incentive Award Certificate, Incentive Awards and benefits otherwise provided by Incentive Awards made under the Plan shall be subject to the Company’s incentive compensation claw back policies as in effect from time to time, and, as applicable, the claw back requirements of Section 954 of the Dodd-Frank Act.